UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Consent Solicitation Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☐	Filed by a Party other than the Registrant ☒

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☐	Soliciting Material Pursuant to §240.14a-12

DELCATH SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

ROBERT B. LADD JONATHAN A. FOLTZ MICHAEL KARPF, M.D. PAUL WILLIAM FREDERICK NICHOLLS FRED S. ZEIDMAN LADDCAP VALUE ASSOCIATES LLC LADDCAP VALUE PARTNERS LP

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JONATHAN A. FOLTZ, DELCATH BOARD NOMINEE, AFFIRMS HIS LETTER OF AUGUST 30TH AND ENCOURAGES STOCKHOLDERS TO SUPPORT LADDCAP’S CONSENT SOLICITATION BY RETURNING THEIR BLUE CONSENT CARDS

New York, August 31, 2006-- In our opinion, it is unfortunate that Delcath Systems, Inc.’s (Nasdaq: DCTH) management continues to mischaracterize this consent solicitation as an act against Delcath. This consent solicitation is an opportunity for Delcath’s stockholders to democratically choose their Board of Directors. Laddcap is confident that its fellow stockholders recognize that this consent solicitation is not an act against Delcath, but rather for Delcath and the people for which Delcath’s technology will serve. Laddcap feels certain that its proposed slate of nominees have the skills, knowledge, and experience to successfully lead Delcath now and in the future.

“In our opinion, it is not the consent solicitation process that is destabilizing Delcath, but rather management’s and the current Board’s insistence on using tactics that we believe are designed to scare and intimidate stockholders and seek to perpetuate their own tenure by blocking stockholder democracy” stated Robert B. Ladd, Board nominee.

On August 30, Delcath’s management released selected quotes from an August 11 letter written by Dr. Alexander, a prominent cancer researcher, which they present as a statement of his concern about a change in Delcath’s Board. Since management has not made the full text of the letter available, we cannot comment on the letter itself and encourage management to release the full letter for fair and accurate review by stockholders. Moreover, we question why it took Delcath’s management so long to inform stockholders about this letter, which is dated August 11.

Mr. Foltz firmly stands by his August 30 letter. Mr. Foltz called Dr. Alexander, the proposed Principle Investigator at the University of Maryland to assure him that he and his institution will have the full support of Delcath’s Board should Laddcap be successful in its consent solicitation. When Dr. Alexander returned his call; Mr. Foltz specifically encouraged Dr. Alexander to continue to work with Delcath in the interim and stated that Laddcap “refuses to jeopardize the clinical trials by using the true drivers of Delcath’s technology as a threat to sway the vote.”

Laddcap remains confident that the medical community will continue to participate in the clinical trials if its nominees are elected because their terminally ill patients have benefited from use of Delcath’s device.

OPEN CONFERENCE CALL SEPTEMBER 6TH AT 4:30 P.M.

As a reminder, Laddcap will host a conference call on Wednesday, September 6th. As we have stated previously, Laddcap believes Delcath’s current communications with its stockholders has been poor. We encourage everyone (former, current and potential stockholders, members of the media and anyone interested in obtaining answers relating to Delcath) to call in to our open conference call, pre-registration is not required. Representatives of Laddcap's proposed slate of Directors will be available on September 6th at 4:30 p.m. (E.T.). Dial 1-888-550-5602 and enter code 0981 2532 for access to the call.

Additionally, Delcath has announced that it will host a “Town Hall Meeting” on September 8th for stockholders. We encourage all stockholders to participate and support stockholder democracy.

CONTACT US

If anything in this press release or in other materials you may receive from us or Delcath raises any questions for you, please contact us. We believe it is important to maintain an open and on-going dialogue with stockholders. We want to hear from you, hear your views concerning Delcath and answer any questions that you may have about our proposals or the unaffiliated slate of directors. Therefore, please call, write, fax or email us your name, address, email address and number of shares of Delcath stock you held on July 27, 2006; please also include your phone number. Our contact information is set forth below or you may call our consent solicitor, The Altman Group toll free at (800) 581-5375.

Thank you for your support,

LADDCAP VALUE PARTNERS LP

By: ___________________________________
Robert B. Ladd, in his capacity as the
managing member of Laddcap Value
Associates LLC, the general partner of
Laddcap Value Partners LP

PLEASE SIGN, DATE AND RETURN YOUR BLUE CONSENT CARD

If you have any questions or require any assistance in executing your written consent, please call:

The Altman Group, Inc.
1200 Wall Street West, 3rd Floor, Lyndhurst, NJ 07071
(800) 581-5375
Banks and Brokers Call Collect: (201) 806-7300

Laddcap Value Partners LP
650 Fifth Avenue, Suite 600
New York, NY 10019
(212) 259-2070
info@laddcapvalue.com

In connection with our consent solicitation, on August 17, 2006 we filed a definitive consent solicitation statement with the Securities and Exchange Commission (the “SEC”). In addition, we may file other consent solicitation materials regarding this consent solicitation. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE CONSENT SOLICITATION STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Definitive consent solicitation statements and BLUE consent cards are currently being mailed to Delcath stockholders. Stockholders are also able to obtain a free copy of the definitive consent solicitation statement at the SEC’s website, www.sec.gov. The definitive consent solicitation statement may also be obtained free of charge from our offices by contacting us via the contact information set forth above.